SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                      919 Third Avenue New York, New York
                                   10022-9998
                                February 15, 1996



VIA EDGAR
---------

The Managers Funds
40 Richards Avenue
Norwalk, Connecticut 06854

Dear Sirs:

     The Managers Funds, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), is filing with the Securities and Exchange Commission a Rule 24f-2 Notice pertaining to thirteen of its series (each, a "Fund"), containing the information specified in paragraph
(b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule"). The effect of the Rule 24f-2 Notice, when accompanied by this opinion and by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule will be to make definite in number the number of shares sold by the Funds during their fiscal year ended December 31, 1995 in reliance upon the Rule (the "Rule 24f-2 Shares").

     We have, as counsel, participated in various proceedings relating to the Trust and the Funds and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of the Trust's Declaration of Trust and By-Laws, as currently in effect, and a certificate dated January 24, 1996 issued by the Secretary of State of the Commonwealth of Massachusetts, certifying to the existence of the Trust. We have also reviewed the Trust's Registration Statement on Form N-1A, post-effective amendments thereto and the form of the Rule 24f-2 Notice being filed by the Funds. We are generally familiar with the business affairs of the Funds and the Trust.

     The Trust has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Trust that was current and effective under the Securities Act of 1933 at the time of sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940.

     Based on the foregoing, it is our opinion that:

     1. The Trust has been organized and is legally existing under the laws of the Commonwealth of Massachusetts.

     2. The Trust is authorized to issue an unlimited number of Shares.

     3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable. However, we note that, as set forth in the Trust's Registration Statement, shareholders of the Trust might, under certain circumstances, be liable for transactions effected by the Trust.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Funds, and to the filing of this opinion under the securities laws of any state.

     We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any opinion expressed herein involves the law of Massachusetts, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that commonwealth and, where applicable, published cases, rules or regulations of regulatory bodies of that commonwealth.


                                  Very truly yours,

                                  /s/ Shereff, Friedman, Hoffman & Goodman, LLP Shereff, Friedman, Hoffman & Goodman, LLP


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